Exhibit (a)(5)(B)

JAKKS Pacific Commences Self-Tender at $20 Per Share

MALIBU, Calif., May 25, 2012–JAKKS Pacific, Inc. (NASDAQ: JAKK) (the “Company”) today announced that it has commenced an offer to its shareholders to purchase up to 4,000,000 shares of its common stock at a price of $20 per share.

Stephen Berman, Chief Executive Officer and President and a Director of the Company, commented that “The Board and management of JAKKS remain committed to their goal of maximizing shareholder value, and are confident that this self-tender is in furtherance of that goal.”

The self-tender offer will expire at midnight, New York City time, on June 27, 2012, unless it is extended or withdrawn. The self-tender offer is not conditioned upon obtaining any minimum number of shares of common stock being tendered; however, it is subject to certain terms and conditions set forth in the offer to purchase for the self-tender and related materials that the Company will send to its shareholders.

While the Company's Board of Directors has authorized the self-tender offer, it has not, nor has the Company or the dealer manager, the information agent or the depositary for the self-tender offer, made any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their common stock. Shareholders must make their own decision as to whether to tender their common stock and, if so, how many shares of common stock to tender. Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

BofA Merrill Lynch serves as dealer manager, Innisfree M&A Incorporated serves as information agent and Computershare Trust Company, N.A. serves as depositary for the self-tender offer.

Press Release for Informational Purposes Only

The discussion of the self-tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company's securities. The offer to purchase and the solicitation of the shares of common stock will be made only pursuant to the offer to purchase, the related letter of transmittal and other related materials. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available, because they will contain important information, including the terms of, and conditions to, the self-tender offer. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO (including the offer to purchase, the related letter of transmittal and other related materials) and other documents filed with the Securities and Exchange Commission (the “SEC”) at no charge on the SEC’s website at http://www.sec.gov, or on the Investor Relations section of the Company's website at http://www.jakks.com, or from the information agent, Innisfree M&A Incorporated.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS' diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific(R), Creative Designs International(TM), Road Champs(R), Funnoodle(R), JAKKS Pets(TM), Plug It In & Play TV Games(TM), Kids Only!(TM), Tollytots(R) and Disguise(TM). JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney(R), Nickelodeon(R), Warner Bros.(R), Ultimate Fighting Championship(R), Hello Kitty(R), Graco(R), Cabbage Patch Kids(R) and Pokemon(R).
www.jakks.com

This press release may contain “forward-looking statements” that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses.

Additional risks that may affect the Company’s future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Contact:

JAKKS Pacific, Inc.
Joel Bennett
(310) 455-6210